Internet Content Provider License of People’s Republic of China

Business License No. Jing ICP 151135

After inspection, according to the relevant national provisions, the company herein is allowed to run the operation of telecommunications services specified in this license. Thus, this license is so issued to certify the above fact.

Company Name: Sheng Yingxin (Beijing) Management Consulting Co., Ltd.

Legal Representative: Lin Jianxin

Registered Residence: Unit 13-14, 1501, Unit 1, Building 1, No. 1, Middle Road of East Third Ring Road, Chaoyang District, Beijing City

Business Type: The second type of value-added telecommunication business: information service business (limited to Internet information services)

Service Items: Internet information services, excluding: news, publishing, education, healthcare, medicine and medical equipment, electronic bulletin board service.

Website Name: internet financial platform

Website Address: cifsp.com

May 30, 2016

This license is valid from May 30, 2016 to December 18 , 2020

(This license will be valid only after annual inspection)